Exhibit 99
Jo-Ann Stores, Inc. Savings Plan 401(k)
December 31, 2003 and 2002

Jo-Ann Stores, Inc. Savings Plan 401(k)

INDEX

Report of Independent Public Accountants

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2003 and 2002

Statement of Changes in Net Assets Available for Benefits for the Year Ended December 31, 2003

Notes to Financial Statements

Supplemental Schedules as of December 31, 2003:

Schedule I Form 5500, Schedule H, Line 4i — Schedule of Assets (Held at End of Year)

Schedule II Form 5500, Schedule H, Line 4j — Schedule of Reportable Transactions

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Advisory Committee of
Jo-Ann Stores, Inc. Savings Plan 401(k)

We have audited the accompanying statements of net assets available for benefits of Jo-Ann Stores, Inc. Savings Plan 401(k) (the “Plan”) as of December 31, 2003 and 2002, and the related statement of changes in net assets available for benefits for the year ended December 31, 2003, as listed in the accompanying index. These financial statements and the schedules referred to below are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with the standards of the United States Public Company Accounting Oversight Board. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2003 and 2002, and the changes in net assets available for benefits for the year ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) (Schedule I) and schedule of reportable transactions (Schedule II) as of and for the year ended December 31, 2003 are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ GRANT THORNTON LLP
Cleveland, Ohio
June 21, 2004

Jo-Ann Stores, Inc. Savings Plan 401(k)

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

As of December 31, 2003 and 2002

	2003	2002
ASSETS
Investments, at market:
Participant directed	$40,275,547	$34,788,789
Non-participant directed:
Company Stock Fund	12,558,863	12,835,687

Total investments, at market	52,834,410	47,624,476

Receivables:
Employer contribution	38,323	36,810
Participant contribution	139,794	134,731

Total receivables	178,117	171,541

Total assets	53,012,527	47,796,017

LIABILITIES
Corrective distributions payable	(41,782)	(14,177)

Total liabilities	(41,782)	(14,177)

NET ASSETS AVAILABLE FOR BENEFITS	$52,970,745	$47,781,840

The accompanying notes to the financial statements are an integral part of these statements.

Jo-Ann Stores, Inc. Savings Plan 401(k)

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

For the Year Ended December 31, 2003

	Participant	Non-participant
	Directed	Directed	Total
Increases:
Investment income	$548,434	$7,696	$556,130
Employee contributions	3,893,289	-	3,893,289
Employer contributions	-	967,435	967,435
Rollover contributions	577,492	-	577,492
Realized gain on sale of investments	530,970	873,220	1,404,190
Unrealized gain on investments	4,266,024	-	4,266,024
Other	8,519	165	8,684

Total increases	9,824,728	1,848,516	11,673,244

Decreases:
Distributions	3,769,983	1,390,499	5,160,482
Administrative expenses	161,587	28,378	189,965
Unrealized loss on sale of investments	636,677	479,088	1,115,765
Other	-	18,127	18,127

Total decreases	4,568,247	1,916,092	6,484,339

NET INCREASE FOR THE YEAR	5,256,481	(67,576)	5,188,905
Net assets - beginning of year	34,909,343	12,872,497	47,781,840
Net interfund transfers	207,735	(207,735)	-

Net assets - end of year	$40,373,559	$12,597,186	$52,970,745

The accompanying notes to the financial statements are an integral part of this statement.

Jo-Ann Stores, Inc. Savings Plan 401(k)

NOTES TO FINANCIAL STATEMENTS

December 31, 2003 and 2002

1. SUMMARY OF PLAN

The original Jo-Ann Stores, Inc. Savings Plan 401(k) (the “Plan”) was adopted as of September 1, 1974, and has been amended on occasion in order to, among other things, maintain compliance with the requirements of the Employee Retirement Income Security Act of 1974 (ERISA).

In 2003, the Company’s shareholders approved the reclassification of its Class A and B Common Stock into a single class of stock. Effective November 5, 2003, shares of the single class of Jo-Ann Stores, Inc. Common Stock (Company Stock) began trading under the symbol “JAS.”

The principal provisions of the Plan are as follows:

Eligibility

The Plan as amended covers all active employees of the Company and its wholly owned subsidiaries who have completed at least 90 days of service, and are not members of a recognized collective bargaining organization.

Deferred Income Contributions

Plan participants may elect to defer from 1% to 25% of their compensation, subject to an annual limitation under the Internal Revenue Code (IRC), and such amounts will be contributed to the Plan by the Company as deferred income contributions.

Employer Matching Contributions

The Company will contribute to the Plan, subject to the forfeiture provision outlined below, an adjustable percentage of the deferred income contributions made by participants (up to a 4% employee deferred income contribution), as well as such additional amounts as the Board of Directors may determine. These contributions are allocated among eligible participants after completing one year of service, in proportion to the deferred income contributions made on their behalf for such period and credited to their separate accounts.

The Company’s matching contribution can range from 0% to 100% and can be modified prior to the beginning of a month by the Company. For the 2003 and 2002 Plan years, the Company’s matching contribution was 50% of the first 4% contributed by participants. Subsequent to March 1, 1999, all Company matching contributions are in the form of common stock of the Company and are invested in the Company Stock Fund A, and subsequent to November 5, 2003 in Company Stock. Prior to that date, the Company’s matching contributions were invested in the Company Stock Fund A and Company Stock Fund B based on the employees’ elective deferrals in such funds. Effective July 1, 2002, the Plan amended to allow Plan participants who have attained age 55 the ability to invest the Company matching contributions in any of the investment options.

Company contributions are funded only to the extent that they exceed cumulative forfeitures of participants terminated from the Plan. Forfeitures in the amount of $106,189 were utilized to reduce Company contributions during 2003. The amount of unutilized forfeitures as of December 31, 2003 was approximately $19,232.

Jo-Ann Stores, Inc. Savings Plan 401(k)

NOTES TO FINANCIAL STATEMENTS — PAGE TWO

December 31, 2003 and 2002

1. SUMMARY OF PLAN (continued)

Investment of Employee Contributions

Under the Plan, each participant selects the manner in which deferred income contributions to their account are to be invested. With each of the investment accounts there is risk of loss, although the degree varies by the nature of the investment. None of the accounts provide for any guarantee against loss. Participants should refer to the Plan document for a more complete description of the Plan’s investment options. Contributions are invested in 1% increments, up to 100%, in any one of the following investment options:

a.	One Group Bond Fund — Investments are made in investment-grade debt securities issued by corporations and obligations of the U.S. Government and its agencies or instrumentalities, as well as foreign debt, dependent upon the prevailing interest rates.

b.	One Group Mid-Cap Value Fund — Investments are made in equity securities valued at price/earnings and price/book ratios below market averages.

c.	AIM Blue Chip Fund — Investments are made in common stocks of domestic, foreign and multi-national companies believed to have long-term growth potential.

d.	AIM Aggressive Growth Fund — Investments are made in small and mid-sized companies that have earnings growth well in excess of the general economy.

e.	Invesco Dynamics Fund — Investments are made in stocks of domestic and international companies with market capitalizations ranging between $2 billion and $15 billion.

f.	Invesco Stable Value Trust — Investments are made in investment contracts issued by insurance companies and banks providing for stability of principal and attractive rates of interest.

g.	Invesco 500 Index Trust — Investments are made in a portfolio of stocks attempting to match the Standard & Poor’s 500 index with a rate of return that may fluctuate substantially.

h.	Invesco Conservative Asset Allocation Trust — Investments are made in a conservative combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

i.	Invesco Moderate Asset Allocation Trust — Investments are made in a moderately aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

j.	Invesco Aggressive Asset Allocation Trust — Investments are made in an aggressive combination of stable value, bond and equity funds, seeking a high total return through current income and capital appreciation.

Jo-Ann Stores, Inc. Savings Plan 401(k)

NOTES TO FINANCIAL STATEMENTS — PAGE THREE

December 31, 2003 and 2002

1. SUMMARY OF PLAN (continued)

Investment of Employee Contributions — continued

k.	Invesco Structured Small Cap Value Equity Trust — Investments are made in common stocks with market capitalization less than $2 billion.

l.	Janus Worldwide Fund — Investments are made in common stocks of foreign issuers, seeking long-term growth of capital in a manner consistent with the preservation of capital.

m.	American Fundamental Investors Fund — Investments are made in common and preferred stocks, bond funds, and similar securities with fixed income characteristics.

n.	Company Stock Fund — Investments are made in Jo-Ann Stores, Inc. common stock.

Participants may change their investment election with respect to future contributions on a daily basis.

PAYSOP Contributions

Prior to February 1, 1987, the Company made PAYSOP contributions to the Stock Ownership Fund for each year in an amount equal to the tax credit available under Section 44G of the IRC. This tax credit was eliminated by the Tax Reform Act of 1986 and, therefore, the Company no longer makes PAYSOP contributions. Distributions of the PAYSOP account balances to terminated participants are made in shares of Company common stock unless otherwise specified by the participant.

Vesting Requirements

Participants’ deferred income contributions, together with earnings thereon, vest immediately. All other Company contributions, plus earnings thereon, vest ratably over a four-year period based on years of service, as defined by the Plan agreement. A participant’s entire interest in the Plan becomes fully vested upon his or her death while employed, attainment of age 65 or permanent and total disability.

Benefit Payments

Upon termination of service, a participant may elect to receive either a lump-sum amount or an installment payment equal to the vested portion of his or her account, as defined by the Plan.

Prior to termination of employment or age 59 1/2, contributions may only be withdrawn in the event of financial hardship as defined by the IRC.

Jo-Ann Stores, Inc. Savings Plan 401(k)

NOTES TO FINANCIAL STATEMENTS — PAGE FOUR

December 31, 2003 and 2002

1. SUMMARY OF PLAN (continued)

Participant Loans

Participants may borrow against their vested balances pursuant to the loan provision of the Plan. The maximum loan amount available to a participant is 50% of their vested account balance not to exceed $50,000. The maximum term of a loan is five years. Participant loans are repaid through payroll deductions with interest charged at the prime rate plus one percent.

Trustee’s Fees and Other Expenses

Generally, costs incidental to the purchase and sale of securities, such as brokerage commissions and stock transfer taxes, are paid by the respective funds. Other costs and expenses incurred in administering the Plan, including fees of the trustee, are generally paid by the Plan. Certain Plan expenses, such as audit fees and database access fees, are paid by the Company.

Termination

Although it has not expressed any intent to do so, the Company, with the approval of the Board of Directors, has the right to discontinue its contributions at any time and to terminate the Plan, subject to the provisions of ERISA. In the event of Plan termination, participants will become 100% vested in their accounts.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The accompanying financial statements are prepared on the accrual basis of accounting.

Valuation of Investments

The assets included in the statements of net assets available for benefits are stated at their market values as of December 31, 2003 and 2002. Schedule I summarizes the Plan’s investments held at December 31, 2003. Assets of the Plan are held in trust by AMVESCAP National Trust Company (the “Trustee”) whereby the Trustee acts as custodian of the Plan’s investment portfolio.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of increases and decreases during the reporting period. Actual results could differ from those estimates.

Jo-Ann Stores, Inc. Savings Plan 401(k)

NOTES TO FINANCIAL STATEMENTS — PAGE FIVE

December 31, 2003 and 2002

3. INFORMATION FURNISHED BY TRUSTEE

Under the Plan agreement, the Trustee holds all investment assets, executes all investment transactions, and distributes funds to the Plan participants in accordance with the Plan document. The financial statements have been prepared from investment information and related activity and certified as complete and accurate and furnished by the Trustee.

4. TAX STATUS

The Internal Revenue Service (IRS) has determined and informed the Company, by letter dated February 20, 1997, that the Plan and related trust are designed in accordance with applicable sections of the IRC. The Plan has been amended since receiving this determination letter. However, the Company currently believes that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC.

5. INVESTMENTS

The following investments of the Plan exceed 5% of the Plan’s net assets available for benefits at December 31, 2003 and 2002.

	2003	2002
One Group Bond Fund	$3,253,208	$2,985,684
AIM Blue Chip Fund	5,569,026	4,326,875
Invesco Stable Value Trust	7,896,577	7,939,143
Invesco 500 Index Trust	6,475,038	5,044,595
Jo-Ann Stores, Inc. common stock	22,368,585	22,983,101

6. PARTY-IN-INTEREST TRANSACTIONS

During the years ended December 31, 2003 and 2002, there were no prohibited transactions with a party-in-interest, as defined by ERISA, except as presented in Schedule III.

7. SUBSEQUENT EVENTS

In May 2004, the Advisory Committee approved the change in trustee from AMVESCAP National Trust Company to The Vanguard Group.

SCHEDULE I

Jo-Ann Stores, Inc. Savings Plan 401(k)

Form 5500, Schedule H, Line 4i -

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

December 31, 2003

Employer Identification Number: 34-0720629
Plan Number: 001

		Market
Issuer	Cost	Value
Non-Participant Directed Funds:
* Jo-Ann Stores, Inc. Common Stock	$14,405,786	$12,558,863

Total Non-Participant Directed Funds	14,405,786	12,558,863

Participant Directed Funds:
One Group Bond Fund	n/a	3,253,208
One Group Mid-Cap Value Fund	n/a	478,612
AIM Blue Chip Fund	n/a	5,569,026
AIM Aggressive Growth Fund	n/a	210,394
* Invesco Dynamics Fund	n/a	1,310,272
* Invesco Stable Value Trust	n/a	7,896,577
* Invesco 500 Index Trust	n/a	6,475,038
* Invesco Conservative Asset Allocation Trust	n/a	506,516
* Invesco Moderate Asset Allocation Trust	n/a	747,244
* Invesco Aggressive Asset Allocation Trust	n/a	437,938
* Invesco Structured Small Cap Value Equity Trust	n/a	625,942
Janus Worldwide Fund	n/a	1,355,630
American Fundamental Investors Fund	n/a	623,019

Total Mutual Funds	n/a	29,489,416

* Participant Loan Fund (interest rates varying from 5.25% to 10.50%)	n/a	976,409

* Jo-Ann Stores, Inc. Common Stock	n/a	9,809,722

Total Participant Directed Funds		40,275,547

Total Investments		$52,834,410

* Represents party-in-interest

The accompanying notes to the financial statements are an integral part of this schedule.

SCHEDULE II

Jo-Ann Stores, Inc. Savings Plan 401(k)

Form 5500, Schedule H, Line 4j -

SCHEDULE OF REPORTABLE TRANSACTIONS

For the Year Ended December 31, 2003

Employer Identification Number: 34-0720629
Plan Number: 001

     Aggregate of transactions involving the same security exceeding 5% of beginning current value of plan assets:

	Purchase	Selling
Description of Asset	Price	Price	Cost of Asset	Net Gain

* Jo-Ann Stores, Inc.
Common Stock	$4,308,405	$5,661,981	$3,777,155	$1,884,826

* Invesco Stable
Value Trust	$3,435,137	$3,477,703	$3,477,703	$—

* Represents a party-in-interest

The accompanying notes to the financial statements are an integral part of this schedule.